EXHIBIT 5

February 10, 1995



Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     I am submitting this letter in my capacity as general counsel to ServiceMaster Limited Partnership ("ServiceMaster Partnership") and ServiceMaster Incorporated of Delaware ("SMI") in connection with the registration statement on Form S-3 to be filed of even date herewith relating to the registration of shares of limited partner interest in ServiceMaster Partnership ("Partnership Shares"), sales of which may be made by certain shareholders of ServiceMaster Partnership (the "Registration Statement"). This opinion also relates to an equal number of shares of common stock to be issued by SMI ("SMI Shares") in exchange for the Partnership Shares pursuant to the reincorporating merger (the "Reincorporating Merger") whereby SMI will become the corporate successor to ServiceMaster Partnership. The Reincorporating Merger was approved by the partnership shareholders of ServiceMaster Partnership on January 13, 1992 and is described in the Proxy Statement of ServiceMaster Partnership dated December 11, 1991.

     Based on the foregoing, it is my opinion that:

     1. ServiceMaster Partnership has been duly organized under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act").

     2. ServiceMaster Partnership has the power under the Delaware Act and under its Amended and Restated Agreement of Limited Partnership dated January 31, 1992 (the "Partnership Agreement") to issue the Partnership Shares to be issued as described in the Registration Statement.

     3. ServiceMaster Partnership has the power under the Delaware Act and its Partnership Agreement to issue the Partnership Shares covered by the Registration Statement (the "Subject Shares") to the Selling Shareholders identified therein. Issuance of the Subject Shares has been duly authorized by the Board of Directors of ServiceMaster Partnership's Managing General Partner, and no other approval is required under the Delaware Act or the Partnership Agreement as a precondition to the issuance of the Subject Shares.

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     4.  Neither the Delaware Act, the Illinois Revised Uniform Limited
Partnership Act of 1986 (the "Illinois Act") nor the Partnership Agreement permits any assessment to be made on or with respect to any of the Subject Shares or imposes personal liability on a person by reason of the ownership of any Subject Shares except that: (a) a holder may, of course, be required to pay a capital contribution or have other obligations under express agreements the holder may have with ServiceMaster Partnership in addition to the Partnership Agreement; (b) a holder of Partnership Shares who receives a distribution on such Partnership Shares in violation of Section 17-607 of the Delaware Act may be liable to ServiceMaster Partnership of the amount of such distribution; and (c) under Section 17-303 of the Delaware Act, an owner of Partnership Shares who participates in control of ServiceMaster Partnership may be held liable as a general partner to third parties who transact business with ServiceMaster Partnership reasonably believing, based on such owner's conduct, that the owner is a general partner.

     5. SMI is duly organized and validly existing under the Delaware General Corporation Law.

     6. SMI will have the power under the Delaware General Corporation Law and the Merger Agreement described in the Proxy Statement to issue the SMI Shares to be issued upon consummation of the Reincorporating Merger.

     7. When certificates representing the SMI Shares issuable by SMI in the Reincorporating Merger are appropriately executed and distributed in accordance with the Merger Agreement, the SMI Shares will have been validly issued.

     8. Every SMI Share issued in the Reincorporating Merger in exchange for a Partnership Share which was fully paid and non assessable immediately prior to the Reincorporating Merger will upon issuance in accordance with the Merger Agreement be fully paid and non assessable.

     My opinions are based on the Delaware General Corporate Law, the Delaware Act, the Illinois Act and other relevant law as constituted on the date of this opinion. I express no opinion as to whether any relevant change will be made in any such law before the Reincorporating Merger consummates.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Vernon T. Squires

Vernon T. Squires
Senior Vice President and
General Counsel